EXHIBIT 4.6

ATHERONOVA inc.

NON-QUALIFIED STOCK OPTION AGREEMENT

ATHERONOVA inc.

Notice Of NON-QUALIFIED STOCK OPTION Grant

You have been granted the following Non-qualified Stock Options (“Options”) to purchase Common Stock of AtheroNova Inc. (the “Company”):

Name of Optionee:	Mark Wedel

Total Number of Shares Granted:	500,000

Exercise Price Per Share:	$0.50

Grant Date:	February 20, 2013

Vesting Commencement Date:	February 20, 2013

Vesting Schedule:	25% on the first anniversary of the Vesting Commencement Date, and 6.25% on the last day of each 3-month period thereafter until fully vested.

Expiration Date:	February 20, 2020

By your signature and the signature of the Company’s representative below, you and the Company agree that Options are granted under and governed by the terms and conditions of the Non-qualified Stock Option Agreement which is attached hereto and made a part of this document. By your signature below you also represent and warrant that you are an accredited investor within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), that you have received or had full access to all the information you consider necessary or appropriate to make an informed investment decision with respect to your receipt of Options and are aware of the Company’s business affairs and financial condition, and that you are acquiring Options for your own account for the purpose of investment and not with a view to distribute the same, or for resale in connection with any distribution thereof, within the meaning of the Securities Act.

Optionee:	AtheroNova Inc.

/s/ Mark Wedel	By:	/s/ Mark Selawski

Name: Mark Wedel	Its:	Chief Financial Officer

ATHERONOVA INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

1.     Terms. Unless provided otherwise in the Notice of Non-qualified Stock Option Grant (“Notice of Grant”), the following standard terms and conditions (“Standard Terms”) apply to Options granted to you hereunder. Your Notice of Grant and these Standard Terms constitute the entire understanding between you and the Company.

2.     Non-qualified Stock Options. Options are not intended to be incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

3.     Price. The exercise price of Options (the “option price”) is at least 100% of the market value of Common Stock on the date of grant, as specified in the Notice of Grant.

4.     Term and Exercise.

(a)     To the extent Options have become exercisable (vested) during the periods indicated in the Notice of Grant and have not been previously exercised, and subject to termination as provided in these Standard Terms and the requirements of these Standard Terms and the Notice of Grant, you may exercise Options to purchase up to the number of shares of Common Stock set forth in the Notice of Grant by delivering a written notice in the form of Exhibit A attached hereto (“Notice of Exercise”) to the Company in the manner specified pursuant to Section 10(f) hereof. Such Notice of Exercise shall specify the election to exercise Options, the number of shares of Common Stock for which they are being exercised and the form of payment, which must comply with Section 4(b). The Notice of Exercise shall be signed by the person who is entitled to exercise Options. In the event that Options are to be exercised by the Optionee’s representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise Options. Options shall be deemed exercised with respect to the number of shares of Common Stock subject to a proper Notice of Exercise upon receipt by the Company of the duly executed Notice of Exercise and payment of the option price of such shares of Common Stock in accordance with Section 4(b). Notwithstanding anything to the contrary in these Standard Terms, no part of Options may be exercised after the Expiration Date set forth in the Notice of Grant.

(b)     The process for exercising Options (or any part thereof) is governed by these Standard Terms and the Notice of Grant. Exercises of Options will be processed as soon as practicable. The option price may be paid:

(i)     in cash;

(ii)    by delivery of already owned shares of Common Stock;

(iii)   through payment under a broker-assisted sale and remittance program acceptable to the Company;

(iv)   through net issue exercise based on the following formula:

Net Number =     (A x B) - (A x C)

                                          B

For purposes of the foregoing formula:

A =	the total number of shares with respect to which Options are then being exercised.

B =	the market value of Common Stock on the date immediately preceding the date of the Notice of Exercise.

C =	the option price then in effect at the time of such exercise.

(v)     in any combination of the foregoing.

Options may not be exercised for fractional shares. Shares of Common Stock will be issued as soon as practicable (subject to Section 4(c) below). You will have the rights of a stockholder only after the shares of Common Stock have been issued.

(c)     Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of Options or the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address administrative matters.

(d)     If the number of outstanding shares of Common Stock shall at any time be increased or decreased by declaration of a stock dividend, a stock split, a reverse stock split, a combination of shares or a similar transaction, or if the outstanding shares of Common Stock are changed or exchanged for a different kind of securities of the Company by a recapitalization, reorganization or any similar equity restructuring transaction affecting the shares of Common Stock, the Company shall make appropriate adjustments to the number and kind of shares of Common Stock or other securities that are subject to or issuable upon exercises of Options, and to the exercise or settlement prices of such Options. Any such adjustments shall appropriately maintain the proportionate numbers of shares of Common Stock or other securities subject to Options, and shall be made without changing the aggregate exercise or settlement price.

(e)     IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKDAY, YOU MUST EXERCISE YOUR OPTIONS BEFORE 12:00 P.M. LOS ANGELES TIME ON THE EXPIRATION DATE. IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKEND, YOU MUST EXERCISE YOUR OPTIONS BEFORE 12:00 P.M. LOS ANGELES TIME ON THE LAST BUSINESS DAY PRIOR TO THE EXPIRATION DATE.

5.     Termination of Service. For the purposes of these Standard Terms, the term “Service” means service to the Company or any of its subsidiaries (i.e. any corporation or entity in which the Company owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity) as a consultant. Except as expressly provided otherwise in these Standard Terms, if your Service terminates for any reason, whether voluntarily or involuntarily, you (or the executor of your will or administrator of your estate, as applicable) may exercise any Options that had vested on or prior to the date of termination at any time prior to three (3) months after the date of such termination. Options shall terminate on the expiration of the applicable period to the extent that they are unexercised. All unvested Options shall be cancelled on the date of Service termination, regardless of whether such Service termination is voluntary or involuntary.

6.     Tax Withholding.

(a)     To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of an Option exercise and, if applicable, any sale of shares of Common Stock. The Company shall not be required to issue or lift any restrictions on shares of Common Stock or to recognize any purported transfer of shares of Common Stock until such obligations are satisfied. The Company may permit these obligations to be satisfied by having the Company withhold a portion of the shares of Common Stock that otherwise would be issued to you upon exercise of Options, or by tendering shares of Common Stock previously acquired.

(b)     You are ultimately liable and responsible for all taxes owed by you in connection with your Options, regardless of any action the Company takes or any transaction pursuant to this Section 6 with respect to any tax withholding obligations that arise in connection with your Options. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of your Options or the subsequent sale of any of the shares of Common Stock underlying your Options that vest. The Company does not commit and is under no obligation to administer Options or these Standard Terms in a manner that reduces or eliminates your tax liability.

7.     Transferability; Rights as a Stockholder.

(a)     Your Option shall be transferable only:

(i)     pursuant to your will or upon your death to your beneficiaries; or

(ii)     by gift to your Immediate Family (defined below), partnerships whose only partners are you or members of your Immediate Family, limited liability companies whose only members are you or members of your Immediate Family, or trusts established solely for the benefit of you or members of your Immediate Family.

(b)     For purposes of these Standard Terms, “Immediate Family” is defined as your spouse or domestic partner, children, grandchildren, parents, or siblings. With respect to transfers by gift under Section 7(a)(ii), Options are transferable whether vested or not at the time of transfer. Any purported assignment, transfer or encumbrance that does not qualify under Section 7(a) shall be void and unenforceable against the Company. Any Option transferred by you pursuant to Section 7(a) shall not be transferable by the recipient except by will or the laws of descent and distribution. The transferability of Options is subject to applicable laws of the United States of America.

(c)     You will have the rights of a stockholder only after shares of Common Stock have been issued to you following exercise of your Options and satisfaction of all other conditions to the issuance of those shares as set forth in these Standard Terms. Options shall not entitle you to any rights of a stockholder and there are no voting or dividend rights with respect to your Options. Options shall remain terminable pursuant to these Standard Terms at all times until they vest and are exercised for shares. As a condition to having the right to receive shares of Common Stock pursuant to the exercise of your Options, you acknowledge that unvested Options shall have no value for purposes of any aspect of your Service relationship with the Company.

8.     Disputes. Any question concerning the interpretation of these Standard Terms, your Notice of Grant or Options, any adjustments required to be made thereunder, and any controversy that may arise under the Standard Terms or your Notice of Grant shall be determined by the Company in its sole and absolute reasonable discretion. Such decision by the Company shall be final and binding unless determined pursuant to Section 10(e) to have been arbitrary and capricious.

9.     Amendments. These Standard Terms and Options may not be amended or altered in any manner which would impair your rights without your consent; provided that no such consent shall be required with respect to any amendment or alteration if the Company reasonably determines that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under Options.

10.   Other Matters.

(a)     Any prior agreements, commitments or negotiations concerning Options are superseded by these Standard Terms and your Notice of Grant. The grant of Options to you hereunder does not obligate the Company or any subsidiary to make any future grant.

(b)     Nothing contained in these Standard Terms creates or implies an employment contract or term of employment upon which you may rely.

(c)     Notwithstanding any provision of these Standard Terms or the Notice of Grant to the contrary, if, at the time of your termination of Service with the Company, you are a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by you pursuant to Options would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under Options until the earliest of (A) the date which is six (6) months after your “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of your death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section 10(c) shall only apply to the extent required to avoid your incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of Options would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

(d)     Notwithstanding any provision of these Standard Terms or the Notice of Grant to the contrary, if the Company determines, based upon the advice of the tax advisors for the Company, that part or all of the consideration, compensation or benefits to be paid to you pursuant to Options constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times your “base amount,” as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the “Reduced Amount”); provided, however, that the Company shall pay to you the Parachute Amount without reduction if the Company determines that payment of the Parachute Amount would generate more after-tax income to you than the Reduced Amount. In the event of a reduction of the payments that would otherwise be paid to you, then the Company may elect which and how much of any particular entitlement shall be eliminated or reduced and shall notify you promptly of such election; provided, however, that the aggregate reduction shall be no more than as set forth in the preceding sentence of this Section 10(d). Within ten (10) days following such election, the Company shall pay you such amounts as are then due pursuant to Options and shall pay you in the future such amounts as become due pursuant to Options. As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made (“Overpayment”) or that additional payments which are not made by the Company pursuant to this Section 10(d) should have been made (“Underpayment”). In the event of a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations or tax law, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you that you shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In the event of a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations or tax law pursuant to which an Underpayment arises under these Standard Terms, any such Underpayment shall be promptly paid by the Company to you or for your benefit, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(e)     Because these Standard Terms relate to terms and conditions under which you may purchase Common Stock, an essential term of these Standard Terms is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to these Standard Terms or Options granted hereunder shall be brought in the state or federal courts of competent jurisdiction in the State of California.

(f)     Any notice required by these Standard Terms shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to you at:

Mark Wedel

Notice shall be addressed to the Company at:

AtheroNova Inc.

2301 Dupont Drive, Suite 525

Irvine, CA 92612

Attention: Secretary

EXHIBIT A

NOTICE OF EXERCISE

(To be signed only upon exercise of the option)

AtheroNova Inc.
2301 Dupont Drive, Suite 525 Irvine, CA 92612 Attention: Secretary

1.     Exercise of Option. The undersigned (the “Optionee”), the holder of the enclosed Non-qualified Stock Option Agreement, hereby irrevocably elects to exercise the purchase rights represented by the options and to purchase thereunder _________________* shares (the “Shares”) of Common Stock of AtheroNova Inc. (the “Company”), and herewith encloses, in full payment of the purchase price of such shares being purchased, payment of (check all that apply):

☐	$___________ in lawful money of the United States of America; and/or

☐	_______________ shares of the Company’s common stock; and/or

☐	irrevocable instructions to a broker pursuant to a sale and remittance program approved by the Company; and/or

☐	_________ shares of the Company’s common stock pursuant to the net issue exercise provisions of Section 4(b)(iv) of the Non-qualified Stock Option Agreement.

2.     Investment and Taxation Representations. In connection with the purchase of the Shares pursuant to the Non-qualified Stock Option Agreement, Optionee represents to the Company the following:

(a)     Optionee is an accredited investor within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares, and Optionee is acquiring the Shares for its own account for the purpose of investment and not with a view to distribute the same, or for resale in connection with any distribution thereof, within the meaning of the Securities Act; and

(b)     Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

____________________________________

*

Insert here the number of shares called for on the face of the Option, or, in the case of a partial exercise, the number of shares being exercised, in either case without making any adjustment for additional Common Stock of the Company, other securities or property that, pursuant to the adjustment provisions of the Option, may be deliverable upon exercise.

I ACKNOWLEDGE AND AGREE THAT THE SHARES ARE SUBJECT TO THE TERMS OF THE STANDARD TERMS INCLUDED WITH THE NOTICE OF NON-QUALIFIED STOCK OPTION GRANT.

Dated:

(Signature must conform in all respects to name of holder as specified on the face of the Option)

(Please Print Name)

(Address)

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